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                                                                   EXHIBIT 12(b)

                             BANKBOSTON CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1999 and 1998 and for the five years ended December 31, 1998 were as follows:

                                             Six Months Ended
                                                 June 30,                  Years Ended December 31,
                                             ---------------     --------------------------------------------
(Dollars in millions)                         1999      1998      1998      1997      1996      1995      1994
                                             -----     -----     -----     -----     -----     -----     -----
Net income                                $    473  $    480  $    792  $    879  $    650  $    678  $    542
Extraordinary item, net of tax                                                                               7
Income tax expense                             277       301       477       589       483       529       422
                                             -----     -----     -----     -----     -----     -----     -----
     Pretax earnings                      $    750  $    781  $  1,269  $  1,468  $  1,133  $  1,207  $    971
                                             =====     =====     =====     =====     =====     =====     =====
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                      $     24  $     20  $     42  $     39  $     40  $     38  $     35

Interest on borrowed funds                     574       559     1,179     1,050       873     1,079     1,038

Interest  on deposits                          932       926     1,871     1,685     1,680     1,791     1,301
                                             -----     -----     -----     -----     -----     -----     -----

          Total fixed charges             $  1,530  $  1,505  $  3,092  $  2,774  $  2,593  $  2,908  $  2,374
                                             =====     =====     =====     =====     =====     =====     =====

Earnings (for ratio calculation)          $  2,280  $  2,286  $  4,361  $  4,242  $  3,726  $  4,115  $  3,345
                                             =====     =====     =====     =====     =====     =====     =====

Total fixed charges                       $  1,530  $  1,505   $ 3,092  $  2,774  $  2,593  $  2,908  $  2,374
                                             =====     =====     =====     =====     =====     =====     =====
Ratio of earnings to fixed
   charges                                    1.49      1.52      1.41      1.53      1.44      1.42      1.41
                                             =====     =====     =====     =====     =====     =====     =====

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary item plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.